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                                                                 Exhibit 10.14

                        AMENDMENT TO SEVERANCE AGREEMENT


                  Genovese Drug Stores, Inc. (the "Company"), by authorization of its Board of Directors, and __________________ (the "Executive") hereby adopt the following Amendment to the Severance Agreement, dated as of ___________________, by and between the Company and such Executive (the "Agreement"):

                  1. Section 3 of the Agreement is amended by replacing each reference therein to "Section 4" with the term "Sections 4 and 5".

                  2. The last sentence of Section 4(a)(ii) of the Agreement is amended by deleting therefrom the clause "Without otherwise limiting the purposes or effect of Section 5,".

                  3. Section 4(c) of the Agreement is amended by replacing the reference therein to "Section 7" with the term "Sections 5 and 7".

                  4. Section 5 of the Agreement is amended in its entirety to read as follows:

                  "5.      Certain Additional Payments by the Company.

                           (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a

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         "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes on such Gross-Up Payment (including any interest or penalties imposed with respect to such taxes and any Excise Tax imposed upon the Gross-Up Payment), the remaining amount payable to the Executive will equal the Excise Tax imposed upon the Payment.

                           (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and supporting calculations in reasonable detail to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be reasonably requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion to that effect. As a result of the possible uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it may be that Gross-Up Payments which have not been made by the Company as aforesaid should have been made (together with, if applicable, interest and penalties which may be due thereon, an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to
         Section 5(f) and the Executive thereafter is required to make a payment of any Excise

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         Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

                           (c) The Company and the Executive will each provide

         the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by
         Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

                           (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

                           (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) will be borne entirely by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

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                           (f) The Executive will notify the Company in writing
         of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

                              (i) provide the Company any written
                  records or documents in his possession relating to

                  such claim reasonably requested by the Company;

                              (ii) take such action in connection with
                  contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                              (iii) cooperate with the Company in good faith in
                  order effectively to contest such claim; and

                               (iv) permit the Company to participate in any
                  proceedings relating to such claim;

         provided, however, that the Company will bear and pay directly all costs and expenses (including if applicable interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including if applicable interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the generality or effect of the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing

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         authority in respect of such claim (provided, however, that the
         Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including if applicable interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


                           (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this
         Section 5."

                  5. The foregoing amendments shall be effective as of the date of execution of this Amendment.



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                  IN WITNESS WHEREOF, the undersigned have caused this amendment to be executed as of this 16th day of June, 1997.


                                    The "Company"

                                    GENOVESE DRUG STORES, INC.


                                    By:
                                        -----------------------------------

                                    The "Executive"



                                    ---------------------------------------
                                    Name:
                                        -----------------------------------

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                     AMENDMENT NO. 2 TO SEVERANCE AGREEMENT


         Genovese Drug Stores, Inc. (the "Company"), by authorization of its Board of Directors, and ______________________ (the "Executive") hereby adopt the following Amendment No. 2 to the Severance Agreement, dated as of ___________________________, by and between the Company and such Executive (the "Agreement"):

1. Section 1(g) of the Agreement is hereby amended by adding the word "or" after clause (i) and deleting the phrase "or (iii) the Executive's attainment of age 65".

2. The foregoing amendment shall be effective as of the date of execution of this Amendment No. 2.

         IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 2 to be executed as of this 9th day of December, 1997.

                               GENOVESE DRUG STORES, INC.


                               By:
                                   ----------------------------------------
                                   Gene L. Wexler
                                   Vice President and General Counsel

                               The "Executive"


                               --------------------------------------------